PURCHASE AGREEMENT
                               ------------------

     PURCHASE AGREEMENT, made as of the 29 day of August, 1996 (this "Agreement"), by and between SWINGMASTER GOLF AT CENTENNIAL, L.P., a Colorado limited partnership having an address at 6901 South Peoria Street, Englewood, Colorado 80112 ("Assignor"), and DENVER FAMILY GOLF CENTERS, INC., a Delaware corporation having an address at 225 Broadhollow Road, Suite 106E, Melville, New York 11747 ("Assignee").

                             W I T N E S S E T H :
                             ---------------------

     WHEREAS, by Ground Lease and Agreement, dated November 1, 1994, as amended by First Amendment to Ground Lease and Agreement dated March 9, 1995 and Second Amendment to Ground Lease Agreement, dated June 8, 1995 (as so amended, the "Lease"), by and between The Arapahoe County Public Airport Authority, as landlord ("Landlord"), and Pinecrest Enterprises, Ltd. (predecessor-in-interest to Assignor), as tenant, Assignor leased approximately 36.1 acres located in the County of Arapahoe, State of Colorado, as more particularly described in the Lease (the "Premises"), on which Assignor now operates a driving range and related facilities; a copy of the Lease is attached hereto as Exhibit A;

     WHEREAS, Assignor is about to enter into an Option to Lease Agreement with Landlord substantially in the form of Exhibit B attached hereto and made a part hereof (the "Option"), pursuant to which Landlord will grant to Assignor the option to lease approximately 36.5 additional acres adjacent to the Premises pursuant to a lease in the form attached to the Option;

     WHEREAS, Assignor desires to assign to Assignee its entire interest as tenant under the Lease and the Option and Assignee desires to accept such assignment and assume Assignor's obligations under the Lease on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of TEN ($10.00) DOLLARS, the terms and conditions set forth herein, and other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to the foregoing and as follows:


     1. Agreement to Sell and Purchase.

         1.1 Simultaneously with the execution and delivery of this Agreement, pursuant to separate agreements of assignment and assumption, Assignor shall assign, set over and transfer to Assignee all right, title and interest of Assignor in and to the Premises and the Lease and Assignee shall assume and agree to perform any and all of the obligations to be performed by the tenant under the Lease (as if Assignee executed the Lease originally as tenant thereunder) accruing from and after the July 1, 1996 (the "Effective Date"). Assignee shall further agree to be bound by and fully responsible for all of the covenants, agreements, terms, provisions, and conditions of Assignor or tenant


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under the Lease to be performed by Assignor from and after the
Effective Date. Upon the full execution and delivery of this Agreement, Assignor shall deliver possession of the Premises to Assignee, broom clean and free of all tenancies or rights of possession.

         1.2 Immediately upon the execution and delivery of the Option by Assignor and Landlord, Assignor shall execute, acknowledge and deliver to Assignee an Assignment of Option to Lease in the form attached hereto as Exhibit F.

     2. Transfer of Other Property. Simultaneously with the execution and delivery of this Agreement, pursuant to a separate bill of sale and agreement of assignment and assumption, Assignor shall sell, assign, transfer and convey to Assignee, and Assignee shall purchase and acquire from Assignor, all of Assignor's right, title and interest in and to the following property (collectively, the "Property"):

         2.1 all furnishings, fixtures, machinery, equipment, vehicles and personalty attached or appurtenant to or used in connection with the Premises that are owned by Assignor, and all inventories, supplies, sales, marketing and instructional materials of every kind and description relating to the business conducted at the Premises (the "Business"), wherever located, including without limitation, the items described on Exhibit C attached hereto and made a part hereof (the "Personal Property");

         2.2 the files, books, notices and other correspondence from any governmental agencies, and other records used or employed by Assignor or its affiliates in connection with the ownership and/or operation of the Premises (collectively, the "Records");

         2.3 any consents, authorizations, variances, waivers, licenses, certificates, permits and approvals held by or granted to Assignor in connection with the ownership of the Premises (collectively, the "Permits");

         2.4 the contracts, leases and other agreements of or relating to the operation of the Business described on Exhibit D attached hereto and made a part hereof (the "Contracts");

         2.5 all accounts receivable of Assignor arising out of the sale of goods or services rendered at the Premises or otherwise in connection with the Business on or after July 1, 1996 (the "Effective Date");

         2.6 any manufacturers' and vendors' warranties and guarantees, except to the extent the same relate solely to any Retained Assets or Retained Liabilities (as hereinafter defined) (the "Claims"); and

         2.7 any other properties and assets of every kind and nature, real or personal, tangible or intangible, relating in any way whatsoever to the Premises or the

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Business, except to the extent the same relate solely to the Retained Assets or
Retained Liabilities.

     3. Assets to be Retained by Assignor. Anything herein to the contrary notwithstanding, Assignor shall not sell, and Assignee shall not acquire, the following assets of Assignor (the "Retained Assets"):

         3.1 any rights of Assignor with respect to insurance policies owned by Assignor or for which Assignor is the named insured;

         3.2 all cash, funds in bank accounts and cash equivalents existing as of the the date hereof; and

         3.3 any patents, trademarks, trademark registrations, copyrights, copyright registrations, trade names and all registrations thereof and all applications for any of the foregoing, whether issued or pending, if any, and all goodwill associated with any of the foregoing (the "Intangible Assets").

     4. Assumption of Certain Liabilities. Assignee shall assume and agree to pay and discharge when due all liabilities and obligations of Assignor under the Lease, the Option and the Contracts to the extent the same arise from and after the Effective Date (the "Assumed Liabilities"). Assignor shall retain, and Assignee shall not assume, perform, discharge or pay, and shall not be responsible for, any and all liabilities or obligations of any nature whatsoever in connection with or relating to the Premises or the Property, Assignor or the Business or any predecessor owner of the Lease, the Property or the Business other than the Assumed Liabilities (collectively, the "Retained Liabilities").

     5. Consideration. In consideration for the assignment of the Lease and the Option and the sale of the other Property, Purchaser shall:

         5.1 pay the sum of $800,000.00 subject to adjustment as hereinafter provided, payable in cash, certified or bank check or wire transfer simultaneously herewith to be held and dealt with as provided in (a) the Escrow Agreement dated the date hereof among Parent, Assignor, Assignee and Continental Stock Transfer & Trust Company (the "Escrow Agent") (the "Escrow Agreement") and (b) the Escrow Agreement among Assignor, Assignee and First American Heritage Title Company;

         5.2 cause Family Golf Centers, Inc. ("Parent") to issue 40,000 validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of Parent (the "Common Stock") and to deliver at Closing, free and clear of all liens, claims and encumbrances, (a) a certificate naming Assignor as the beneficial owner thereof representing 31,519 shares of Common Stock to the Escrow Agent, (b) a certificate naming Assignor as the beneficial owner thereof representing 5,000 shares of Common Stock to the Escrow Agent, and (c) certificates naming Joseph J. Graham and Andrew Price, respectively (together, the "Broker") as the beneficial owners thereof

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representing in the aggregate 3,481 shares of Common Stock to the Escrow Agent, such certificates to be held and dealt with by the Escrow Agent as provided in the Escrow Agreement.

     6. Apportionments.

         6.1 The parties hereto agree that (i) rent under the Lease and all other operating expenses of Assignor relating to the Premises (i.e., advertising, collections, fees, hired services, insurance, miscellaneous expenses, postage, repairs and maintenance, supplies, taxes, utilities and wages, but specifically not including interest on indebtedness, professional fees and expenses, travel , lodging, depreciation or the cost of inventories), and (ii) all income of Assignor, shall be apportioned between Assignor and Assignee as of Effective Date based on the portion of each such expense or revenue attributable to the period falling on or before the Effective Date on the one hand, which Assignor shall bear the responsibility and benefit of, and the portion of each such expense or revenue attributable to the period falling after the Effective Date, on the other hand, which Assignee shall bear the responsibility and benefit of (the "Adjustment"). The net Adjustment will be paid by the party owing the same to the other in cash or by certified or official bank check or wire transfer. The expenses and liabilities for which Assignor shall be liable pursuant to this Section shall be included within the meaning of the term "Retained Liabilities".

         6.2 Immediately prior to the Closing, Assignor and Assignee shall make a determination of the value of all inventory included in the Property based on the cost thereof. Assignee shall pay to Assignor at the Closing the amount so determined.

         6.3 To the extent that any of the prorations made pursuant to this Article are based upon estimates of payments to be made and/or expenses to be incurred by Assignee subsequent to the Effective Date, or either party discovers any errors in or omissions in respect of the Adjustment, Assignor and Assignee agree to adjust such prorations promptly upon receipt by Assignor or Assignee, as the case may be, of such payments or of bills or other documentation setting forth the actual amount of such expenses.

         6.4 Assignor and Assignee shall maintain and make available to each other any books or records necessary for the adjustment of any item pursuant to this Article. The provisions of this Article shall survive the closing of the transactions described herein (the "Closing").

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     7. Representations and Warranties of Assignor. Assignor hereby represents and warrants to Assignee as follows:

         7.1 Organization; Power and Authority.

             7.1.1 Assignor is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

              7.1.2 The sole general partner of Assignor is Pinecrest Enterprises Ltd. ("General Partner"), a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform the obligations of Assignor under this Agreement on behalf of Assignor and to consummate the transactions contemplated hereby on behalf of Assignor.

         7.2 Due Authorization and Execution; Effect of Agreement.

              7.2.1 This Agreement has been duly and validly executed and delivered by Assignor and constitutes the valid and binding obligation of Assignor, enforceable in accordance with its terms. The execution, delivery and performance by Assignor of this Agreement and the consummation by Assignor of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Assignor is subject; (b) violate any order, judgment or decree applicable to Assignor; or (c) conflict with or result in a breach of or a default under any term or condition of any agreement or other instrument to which Assignor is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

         7.2.2 This Agreement has been duly and validly executed and delivered by General Partner on behalf of Assignor. The execution, delivery and performance by General Partner on behalf of Assignor of this Agreement and the consummation by General Partner on behalf of Assignor of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which General Partner is subject; (b) violate any order, judgment or decree applicable to General Partner; or (c) conflict with or result in a breach of or a default under any term or condition of any agreement or other instrument to which General Partner is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.


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         7.3 Consents. No consent, approval or authorization of, exemption by, or filing with, any governmental or regulatory authority or any third party is required in connection with the execution, delivery and performance by Assignor of this Agreement, except for consents, approvals, authorizations, exemptions and filings, if any, which have been obtained.

         7.4 Compliance with Applicable Laws. Assignor is not engaging in any activity or omitting to take any action as a result of which Assignor is in violation of any law, rule, regulation, ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to the Premises or the Business, and neither the execution and delivery by Assignor of this Agreement or of any of the other agreements and instruments to be executed and delivered by it pursuant hereto, the performance by Assignor of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby will result in any such violation. Assignor is in compliance with all material requirements imposed in writing by any insurance carrier of Assignor to the extent such carrier is an insurer or indemnitor of the Premises. The Premises are not subject to any notice of violation of law, municipal ordinance, orders or requirements issued by any building department or other governmental agency or subdivision having jurisdiction.

         7.5 Permits. All Permits required by any federal, state, or local law, rule or regulation and necessary for the operation of the Premises and the Business as currently being conducted have been obtained and are currently in effect. No registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby (a) to avoid the loss of any Permit or the violation of any law, regulation, order or other requirement of law, or (b) to enable Assignee to continue the operation of the Premises as presently conducted after the Closing. The current use and occupation of any portion of the Premises does not violate any of, and, where applicable, is in material compliance with, the Permits, any applicable deed restrictions or other covenants, restrictions or agreements including without limitation, any of the Permitted Exceptions, site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to the Premises.

         7.6 The Lease and the Option. Attached hereto as Exhibit A is a true and correct copy of the Lease. Attached as Exhibit B hereto is a true and correct copy of the Option and all Exhibits thereto. Each of the Lease and the Option is in full force and effect, has not been modified or amended in any way except as stated above and neither Landlord nor Assignor is in default, or sent or received any notice of default, in respect of the Lease. No event has occurred or circumstance exists which, with the giving of notice or the passage of time, or both, would constitute a default under the Lease or the Option. Neither Assignor nor Landlord has exercised any right or option, or stated its intent, to terminate or cancel the Lease. Assignor has not assigned, transferred or conveyed the Lease or any interest therein, or granted any right or option with respect

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thereto, to any party other than Assignee. There is no security deposit being held under the Lease.

              7.7 Title to the Lease and Property. The Lease and the Property are free and clear of any and all liens, charges, encumbrances, mortgages, pledges, security interests, easements, agreements and other interests and adverse claims (collectively, "Encumbrances"), other than the matters set forth in Exhibit E attached hereto and made a part hereof (the "Permitted Exceptions").

         7.8 Contracts. Except for the Lease and as set forth on Exhibit D, Seller is not a party to any Contracts. Exhibit D sets forth a full and complete description of the Contracts described therein, and none of such Contracts have been amended or modified except as reflected on said Exhibits. Seller is not holding any security deposits under any of said Contracts. Each of the Contracts are in full force and effect and no party under any such Contract, including Seller, is in default, or has sent or received notice of default, in any respect of any such Contract.

         7.9 Condition of the Improvements. There are no material structural or mechanical defects in the Improvements, and there are no leaks in any roof on any Improvement.

         7.10 Condition of Personal Property. The Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is adequate, suitable and sufficient to meet the needs of and to operate the Premises and the Property as currently conducted.

         7.11 Environmental Matters.

           7.11.1 As used in this Agreement "Hazardous Material" shall mean:
(i) any "hazardous substance" as now defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601(33); (ii) any "pollutant or contaminant" as defined in 42 U.S.C. ss. 9601(33); (iii) any material now defined as "hazardous waste" pursuant to 40 C.F.R. Part 261; (iv) any petroleum, including crude oil and any fraction thereof; (v) natural or synthetic gas usable for fuel; (vi) any "hazardous chemical" as defined pursuant to 29 C.F.R. Part 1910; (vii) any asbestos, asbestos containing material, polychlorinated biphenyl ("PCB"), or isomer of dioxin, or any material or thing containing or composed of such substance or substances; and (viii) any other pollutant, contaminant, chemical, or industrial or hazardous, toxic or dangerous waste, substance or material, defined or regulated as such in (or for purposes of any Environmental Law (as hereinafter defined) and any other toxic, reactive or flammable chemicals.

           7.11.2 There is no Hazardous Material at, under or on the Premises and there is no ambient air, surface water, groundwater or land contamination within, under, originating from or relating to the Premises. Assignor has not, and has not

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caused to be, manufactured, processed, distributed, used, treated, stored, disposed of, transported or handled any Hazardous Material at, on or under the Premises.

         7.11.3 Assignor has no obligation or liability imposed or based upon any provision under any foreign, federal, state or local law, rule, or regulation or common law, or under any code, order, decree, judgment or injunction applicable to Assignor or the Premises or any notice, or request for information issued, promulgated, approved or entered thereunder, or under the common law, or any tort, nuisance or absolute liability theory, relating to public health or safety, worker health or safety, or pollution, damage to or protection to the environment, including without limitation, laws relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes (hereinafter collectively referred to as "Environmental Laws").

          7.11.4 Assignor has not been subject to any civil, criminal or administrative action, suit, claim, hearing, notice of violation, investigation, inquiry or proceeding for failure to comply with, or received notice of any violation or potential liability under the Environmental Laws in respect of the Premises.

          7.11.5 The Premises are not (a) listed or proposed for listing on the National Priority List or (b) listed on the Comprehensive Environmental Response, Compensation, Liability Information System List ("CERCLIS") promulgated pursuant to CERCLA, 42 U.S.C. ss. 9601(9), or any comparable list maintained by any foreign, state or local government authority.

          7.11.6 There are no underground storage tanks at the Premises and Assignor further warrants and represents that any prior use and operation of underground storage tanks has been in compliance with all Environmental Laws.

         7.12 Tax Proceedings. There are no proceedings pending regarding the reduction of real estate taxes or assessments in respect of the Premises.

         7.13 Utilities. All water, storm and sanitary sewer, gas, electricity, telephone and other utilities adequately service the Premises, enter the Premises through lands as to which valid public or private easements exist that will inure to the benefit of Assignee and the Premises are furnished by facilities of public utilities and the cost of installation of such utilities has been fully paid.

         7.14 Access. To the best of Assignor's knowledge, there are no federal, state, county, municipal or other governmental plans to change the highway or road system in the vicinity of the Premises which could materially restrict or change

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access from any such highway or road to the Premises, or any pending or threatened condemnation or eminent domain proceedings relating to or affecting the Premises.

         7.15 Insurance Requirements. All requirements or recommendations by any insurer or by any board of fire underwriters or similar body in respect of the Premises have been satisfied.

         7.16 Litigation. There is no action or proceeding (zoning or otherwise) or governmental investigation pending, or, to the best of Assignor's knowledge, threatened against, or relating to, Assignor, General Partner, the Premises, the Business or the transactions contemplated by this Agreement, nor is there any basis for any such action, proceeding or investigation.

         7.17 Assessments. There are no special or other assessments for public improvements or otherwise now affecting the Premises nor does Assignor know of
(a) any pending or threatened special assessments affecting the Premises or (b) any contemplated improvements affecting the Premises that may result in special assessments affecting the Premises.

         7.18 Employee Agreements. There are no union or employment contracts or agreements (written or oral) involving employees of Assignor or its affiliates affecting the Premises or the Business which will survive the Closing. All employees of Assignor have been terminated by Assignor as of the date hereof.

         7.19 Work at the Premises. No services, material or work have been supplied to the Premises for which payment has not been made in full.

         7.20 Financial Condition. Assignor has delivered to Assignee true and correct copies of financial statements consisting of audited balance sheets and income statements of Assignor as of December 31, 1995 and June 30, 1996 and unaudited income statements for the periods from July 1, 1996 through the date prior to the date hereof. Each such balance sheets present fairly the financial condition, assets and liabilities of Assignor as of its date; each such statement of income presents fairly the results of operations of Assignor for the period indicated. The financial statements referred to in this Section are in accordance with the books and records of Assignor. Since December 31, 1995:
(a) there has at no time been a material adverse change in the financial condition, results of operations, businesses, properties, assets, liabilities or future prospects of Assignor, the Premises, the Property or Business; (b) the Business has been conducted in all respects only in the ordinary course; and (c) Assignor has not suffered an extraordinary loss (whether or not covered by insurance) or waived any right of substantial value.

         7.21 Common Stock. Assignor understands that the Common Stock is and will be deemed to be "restricted securities" as such term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act of 1933 (as amended, the "Act") and can only

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be sold (a) in accordance with the provisions of the Rule or such other duly available exemption from the registration requirements of the Act or (b) pursuant to an effective registration statement as set forth in the Registration Rights Agreement. Assignor is acquiring the Common Stock for its own account (and not for the account of others) and not with a view to the distribution or resale thereof. Upon any subsequent transfer or disposition of the Common Stock made in reliance on an exemption from the registration provisions of the Act, Assignor agrees to deliver to Parent either an opinion of counsel satisfactory to Parent to the effect that such transfer or disposition may be made without registration of such Common Stock under the Act and/or such other documents or certificates as Parent may require; provided, however, that Assignor shall not be required to deliver an opinion of counsel with respect to a transfer made pursuant to Rule 144, provided that Assignor provides Parent's counsel with such certificates as it may require in order to give any customary opinion required by the transfer agent in connection with such transfer.

         7.22 Full Disclosure. To the best knowledge of Assignor, none of the information supplied by Assignor herein or in the exhibits hereto contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or necessary in order to make the statements herein, in light of the circumstances under which they are made, not misleading.

     8. Representations and Warranties of Assignee. Assignee hereby represents and warrants to Assignor as follows:

         8.1 Organization; Power and Authority. Assignee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

         8.2 Due Authorization and Execution; Effect of Agreement. The execution, delivery and performance by Assignee of this Agreement and the consummation by Assignee of the transactions contemplated hereby have been duly authorized by all necessary corporate action required to be taken on the part of Assignee. This Agreement has been duly and validly executed and delivered by Assignee and constitutes the valid and binding obligation of Assignee, enforceable in accordance with its terms. The execution, delivery and performance by Assignee of this Agreement and the consummation by Assignee of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any law, rule or regulation to which Assignee is subject; (b) violate any order, judgment or decree applicable to Assignee; or (c) conflict with or result in a breach of or a default under any term or condition of Assignee's Certificate of Incorporation or By-Laws or any agreement or other instrument to which Assignee is a party or by which it or its assets may be bound, except in each case, for violations, conflicts, breaches or defaults which

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in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

     9. Survival. The representations and warranties of the parties made in Articles 7 and 8 shall survive the Closing.

     10. Further Assurances. At any time and from time to time after the date hereof, either party shall, at the request of the other party, execute and deliver any further instruments or documents and take all such further action as the requesting party may reasonably request in order to transfer into the name of Assignee the Lease and any and all Property contemplated to be sold pursuant to this Agreement and to further consummate the transactions contemplated by this Agreement. This Article shall survive the Closing.

     11. Brokers. Assignor and Assignee warrant and represent to each other that they dealt with no broker, finder or similar agent or party who or which might be entitled to a commission or compensation on account of introducing the parties, the negotiation or execution of this Agreement and/or the closing of the transaction provided for herein other than the Broker. Assignee and Assignor hereby respectively agree to indemnify and hold harmless the other party from and against all loss, liability, damage and expense (including, without limitation, attorneys' fees) imposed upon or incurred by the other party by reason of any claim for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party other than the Broker who claims to have dealt with the indemnifying party in connection with this transaction. Assignor shall pay the Broker all commissions due to the Broker by reason of this transaction pursuant to a separate agreement between Assignor and the Broker. The provisions of this Article shall survive the Closing or any termination of this Agreement.

     12. "As Is". Assignee represents that it has inspected the Premises and the Property and is familiar with the physical condition thereof, and that, in reliance upon such inspection and the representations, warranties, covenants and agreements of Assignor contained herein, it agrees to accept the Premises and the Property "as is", in its condition at the date of this Agreement.

     13. Costs and Fees.

         13.1 Assignor shall pay (a) 50% of the costs and expenses incurred in connection with the preparation of the audited financial statements referred to in Section 7.20 hereof, (b) transfer or conveyancing taxes, if any, and (c) the costs and expenses incurred in connection with the preparation of a survey of the Premises.

         13.2 Assignee shall pay for (a) the examination of title, (b) the issuance of a policy of title insurance for Assignee and (c) an ASTM Phase I environmental survey of the Premises.

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         13.3 Each party shall pay for its own legal costs and expenses. Any other costs not expressly provided for elsewhere in this Agreement shall be divided and borne in accordance with the usual practices in the jurisdiction where the Premises are located.

         13.4 The provisions of this Article shall survive the Closing.

     14. Indemnification.

         14.1 Subject to the further provisions of this Article, Assignor shall protect, defend, hold harmless and indemnify Assignee, its officers, directors, shareholders, employees, agents and affiliates, and their respective successors and assigns, from, against and in respect of any and all losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses whatsoever (including without limitation, reasonable professional fees and costs of investigation, litigation, settlement, and judgment and interest) ("Losses") that may be suffered or incurred by any of them arising from or by reason of
(i) any Retained Liability or other liability or obligation of Assignor which is not an Assumed Liability; (ii) the breach of any representation, warranty, covenant or agreement of Assignor contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 14.1.

         14.2 Subject to the further provisions of this Article, Assignee shall protect, defend, hold harmless and indemnify Assignor, its partners, employees and agents, and its successors and assigns from, against and in respect of any and all Losses (as defined in Section 14.1 hereof) that may be suffered or incurred by any of them arising from or by reason of (i) any of the Assumed Liabilities on and after the date hereof, (ii) the breach of any representation, warranty, covenant or agreement of Assignee contained in this Agreement or in any document or other writing delivered pursuant to this Agreement; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including without limitation, interest, penalties, reasonable legal fees and accounting fees) incident to the foregoing and the enforcement of the provisions of this Section 14.2.

         14.3 Whenever a party hereto (such party and each of its affiliates which is entitled to indemnification pursuant to any provision of this Agreement, an "Indemnified Party") shall learn after the Closing of a claim that, if allowed (whether voluntarily or by judicial or quasi-judicial tribunal or agency), would give rise to an obligation of another party (the "Indemnifying Party") to indemnify the Indemnified Party under any provision of this Agreement, before paying the same or agreeing thereto, the Indemnified Party shall promptly notify the Indemnifying Party in writing of all such facts within the Indemnified Party's knowledge with respect to such claim and the amount thereof (a "Notice of Claim"). If, prior to the expiration of fifteen
(15) days from the mailing

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of a Notice of Claim, the Indemnifying Party shall request, in writing, that such claim not be paid, the Indemnified Party shall not pay the same, provided the Indemnifying Party proceeds promptly, at its or their own expense (including employment of counsel reasonably satisfactory to the Indemnified Party), to settle, compromise or litigate, in good faith, such claim. After notice from the Indemnifying Party requesting the Indemnified Party not to pay such claim and the Indemnifying Party's assumption of the defense of such claim at its or their expense, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expense subsequently incurred by the Indemnified Party in connection with the defense thereof. However, the Indemnified Party shall have the right to participate at its expense and with counsel of its choice in such settlement, compromise or litigation. The Indemnified Party shall not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and execution thereof has been stayed, nor shall the Indemnified Party be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a lien upon any of the property or assets then held by the Indemnified Party. The failure to provide a timely Notice of Claim as provided in this Section 14.3 shall not excuse the Indemnifying Party from its or their continuing obligations hereunder; however, the Indemnified Party's claim shall be reduced by any damages to the Indemnifying Party resulting from the Indemnified Party's delay or failure to provide a Notice of Claim as provided in this Section 14.3.

         14.4 For purposes of this Article, any assertion of fact and/or law by a third party that, if true, would constitute a breach of a representation or warranty made by a party to this Agreement or make operational an indemnification obligation hereunder, shall, on the date that such assertion is made, immediately invoke the Indemnifying Party's obligation to protect, defend, hold harmless and indemnify the Indemnified Party pursuant to this Article.

         14.5 The obligation of the Assignor under Section 14.1 hereof shall be satisfied first from the Escrowed Shares (as defined in the Escrow Agreement), and, if the Escrowed Shares are inadequate to provide indemnification to Purchaser, then from Assignor directly.

     15. Notices. All notices, demands, requests, consents or other communications ("Notices") which either party may desire or be required to give to the other hereunder shall be in writing and shall be delivered by hand, overnight express carrier, or sent by registered or certified mail, return receipt requested, postage prepaid, in either event, addressed to the parties at their respective addresses first above set forth. A copy of any Notice given by Assignor to Assignee shall simultaneously be given in either manner provided above to Squadron, Ellenoff, Plesent & Sheinfeld, LLP, 551 Fifth Avenue, New York, New York 10176, Attention: Alan Schacter, Esq. A copy of any Notice given by Assignee to Assignor shall simultaneously be given in either manner provided above to Underwood & Associates, P.C., Parker Place, Suite 6-161, 2600 South Parker Road, Aurora, Colorado 80014, Attention: Arthur Underwood, Esq. Notices given in the manner aforesaid shall be deemed to have been given three (3) business days after the day so mailed, the day after delivery to any overnight express carrier and on the day so delivered by hand. Either party shall have the right to change its address(es) for the receipt of Notices by giving Notice to the other party in either manner aforesaid. Any Notice required or permitted to be given by either party may be given by that party's attorney.

     16. Miscellaneous.

         16.1 This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         16.2 This Agreement shall be governed by, interpreted under and construed and enforced in accordance with, the laws of the State of Colorado.

         16.3 The captions or article headings in this Agreement are for convenience only and do not constitute part of this Agreement.

         16.4 This Agreement has been fully negotiated by the parties and rules of construction construing ambiguities against the party responsible for drafting agreements shall not apply.

         16.5 It is agreed that, except where otherwise expressly provided in particular Articles or Sections of this Agreement, none of the provisions of this Agreement shall survive the Closing.

         16.6 This Agreement (including the Exhibits annexed hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto.

         16.7 This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein.

         16.8 No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of the time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

         16.9 This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same original.

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         16.10 Neither party may cause this Agreement to be recorded in any public office. Either party may cause a copy of the assignment and assumption of the Lease and the Option to be recorde in the appropriate public office.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                      SWINGMASTER GOLF AT
                                      CENTENNIAL, L.P.

                                      By:      Pinecrest Enterprises, Ltd.,
                                               General Partner


                                               By: ______________________
                                                       Name:
                                                       Title:


                                      DENVER FAMILY GOLF CENTERS,
                                      INC.


                                      By: ____________________________
                                            Name:
                                            Title:

STATE OF                       )
                               )ss.:
COUNTY OF                      )


         On the ___ day of August, 1996, personally came __________________, to me known, who being by me duly sworn, did depose and say that he is the ________________ of Pinecrest Enterprises, Ltd., the corporation described in and which executed the foregoing instrument as the general partner of Swingmaster Golf at Centennial, L.P., a limited partnership, and that he signed his name thereto by order of the Board of Directors of said corporation on behalf of said limited partnership.


------------------------------------
Notary Public




STATE OF                       )
                               )ss.:
COUNTY OF                      )


         On the ___ day of August, 1996, before me personally came ________________, to me known, who being by me duly sworn, did depose and say that he is the _______________________________ of DENVER FAMILY GOLF CENTERS, INC., the corporation described in and which executed the foregoing instrument, and that he signed his name thereto by order of the Board of Directors of said corporation.


------------------------------------
Notary Public



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